INVESTMENT MANAGEMENT AGREEMENT

MVGAF HOLDINGS CORPORATION

            THIS INVESTMENT MANAGEMENT AGREEMENT made between MVGAF HOLDINGS CORPORATION, a corporation organized under the laws of the Cayman Islands (the “Company”) and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”).

            WHEREAS, the Company desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative,  and other services for the Company; and,

            WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Company.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         Employment of the Manager.  The Company hereby employs the Manager to manage the investment and reinvestment of the Company’s assets (“Assets”) and to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section 2.C. of this Agreement, as may be supplemented from time to time, subject to the oversight of the Sole Director, for the period and on the terms hereinafter set forth.  The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

            2.         Obligations of and Services to be Provided by the Manager.  The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

                        A.           Investment Management Services.

                                       (a)          The Manager shall manage the Company’s Assets subject to and in accordance with the investment goals, policies, and strategies of the Company, as may be amended from time to time, and any directions which the Company’s Sole Director, with respect to the Assets, may issue from time to time.  In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Company’s Assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same, except to the extent otherwise delegated to a Subadviser.  Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Company’s investment securities shall be exercised to the extent not otherwise delegated to or retained by a Subadviser.  The Manager shall render or cause to be rendered regular reports to the Company and its Sole Director and at such times as may be reasonably requested by the Company’s Sole Director, of (i) the decisions made with respect to the investment of the Company’s Assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions, and (iii) the extent to which those decisions have been implemented.

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                                       (b)          The Manager, subject to and in accordance with any directions which the Company’s Sole Director may issue from time to time, shall place, in the name of the Company, orders for the execution of the securities transactions.  When placing such orders, the Manager shall seek to obtain the best net price and execution for the Company, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied.  The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Manager in accordance with the standards set forth below.  Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by that broker.  To the extent a Subadviser has agreed under its contract with the Manager to place orders for the execution of securities transactions on behalf of the Company, such Subadviser shall be responsible for such execution.

                                       Accordingly, the Company and the Manager agree that the Manager may select brokers for the execution of the Company’s transactions from among:

                                       (i)           Those brokers and dealers who provide quotations and other services to the Company, specifically including the quotations necessary to determine the Company’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                                       (ii)          Those brokers and dealers who supply research, statistical and other data to the Manager which the Manager or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Company, or which place the Manager in a better position to make decisions in connection with the management of the Company’s Assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

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                                       (c)          The Manager shall render such regular reports regarding  brokerage transactions to the Company as may be reasonably requested from time to time by the Company.

                                       (d)          The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Company.

                                       (e)          Decisions on proxy voting shall be made by the Manager and as may be requested from time to time by a Subadviser unless the Sole Director determines otherwise.  Pursuant to its authority, the Manager shall have the power to vote, either in person or by proxy, all securities in which the Company may be invested from time to time or as may be requested from time to time by a Subadviser, and shall not be required to seek instructions from the Company with respect thereto.  With respect to litigation, class action settlements or regulatory actions relating to securities held by the Company, the Manager and any Subadviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Sole Director on behalf of the Company.

                        B.           Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.  The Manager, its officers and employees will make available and provide accounting and statistical information required by the Company in the preparation of reports and other documents required by applicable laws and with such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Company’s shares.

                        C.           Administrative Services.  The Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties) the following services to the Company to the extent that any such services are not otherwise provided by any sub-adviser or other service provider to the Company:

                                       (a)          providing office space, telephone, office equipment and supplies for the Company necessary or appropriate for the effective administration of the Company as contemplated in this Agreement;

                                       (b)          providing trading desk facilities for the Company, unless these facilities are provided by any investment sub-adviser to the Company;

                                       (c)          authorizing expenditures and approving bills for payment on behalf of the Company;

                                       (d)          supervising preparation of periodic reports to the Company shareholder, authorizing and disbursing dividends, providing notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with the Company’s sole shareholder or others when asked to do so by the Company’s officers;

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                                       (e)          coordinating and supervising the daily pricing and valuation of the Company’s investment portfolio, including collecting quotations from pricing services engaged by the Company;

                                       (f)          providing fund accounting services including preparing and supervising financial statements;

                                       (g)          monitoring and coordinating, where appropriate, relationships with organizations serving the Company, including custodians, public accounting firms, law firms, pricing services, and other unaffiliated service providers;

                                       (h)          supervising compliance by the Company with any recordkeeping requirements under applicable law or regulation and maintaining books and records for the Company (other than those maintained by the custodian);

                                       (i)           preparing and filing any tax reports if necessary and monitoring the Company’s compliance with the Internal Revenue Code and related private letter ruling from the Internal Revenue Service, and other applicable tax laws and regulations;

                                       (j)           monitoring the Company’s compliance with any securities laws, rules and regulations applicable to the operation of the Company; local and foreign laws and the Company’s investment objectives, policies and restrictions.

                                       (k)          providing executive, clerical and secretarial personnel needed to carry out the above responsibilities;

                                       (l)           preparing any regulatory reports if necessary;

                                       (m)         maintaining the Company’s register of members and tracking the daily purchases and redemptions of shares by the sole shareholder of the Company;

                                       (n)          signing checks and wiring transfers for all Company accounts (i.e., redemption, distribution and custody) for the purpose of share purchases and share redemptions;

                                       (o)          transferring cash from the deposit accounts under the Company’s custody agreement into the redemption accounts and/or the dividend and distribution accounts established for the Company;

                                       (p)          accepting funds or accounts and signing acceptance letters;

                                       (q)          signing on behalf of rights offerings, dividend options and other discretionary actions that involve the securities held by the Company;

                                       (r)           opening custody accounts on behalf of the Company;

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                                       (s)          signing trade tickets to the custodian banks authorizing the settlement of trades and to confirm telephonically trades with broker/dealers on behalf of the Company; and

                                       (t)           processing foreign exchange trade settlements.

Nothing in this Agreement shall obligate the Company to pay any compensation to the officers of the Company.  Nothing in this Agreement shall obligate the Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Company to perform services on behalf of the Company.

                        D.           Other Obligations and Services.  The Manager shall make its officers and employees available to the Sole Director and officers of the Company for consultation and discussions regarding the administration and management of the Company and their investment activities.

                        E.           Delegation of Services.  The Manager may, at its expense, select and contract with one or more Subadvisers registered under the Advisers Act to perform some or all of the services for the Company for which it is responsible under Section 2.A. of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Company’s investment goals and strategies.  The Manager will compensate any Subadviser for its services to the Company.  The Manager will evaluate the Subadvisers and will make recommendations to the Sole Director about the hiring, termination and replacement of a Subadviser.  The Manager also may terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected and the requisite approval of the Company’s shareholders, if any is required, is obtained.  Notwithstanding any delegation pursuant to this paragraph or Section 7.A. of this Agreement, the Manager will continue to have responsibility and liability for all advisory services furnished by any Subadviser and will supervise each Subadviser in its performance of its duties for the Company with a view to preventing violations of the federal securities laws.

                        The Manager may, at its expense, also delegate to one or more entities some or all of the services for the Company for which the Manager is responsible under Section 2.C. of this Agreement.  The Manager will be responsible for the compensation, if any, of any such entities for such services to the Company, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have responsibility and liability for all such services provided to the Company under this Agreement.

            3.         Expenses of the Company.  It is understood that the Company will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Company shall include:

                        A.           Fees and expenses paid to the Manager as provided herein;

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                        B.           Expenses of all audits of the Company by independent public accountants;

                        C.           Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Company;

                        D.           Expenses of obtaining quotations for calculating the value of the Company’s net assets;

                        E.           Salaries and other compensations of executive officers of the Company who are not officers, directors, stockholders or employees of the Manager or its affiliates;

                        F.           Taxes levied against the Company;

                        G.           Brokerage fees and commissions in connection with the purchase and sale of securities for the Company;

                        H.           Costs, including the interest expense, of borrowing money;

                        I.            Costs incident to the filing of reports with regulatory bodies and the maintenance of the Company’s and the Company’s legal existence, except as otherwise agreed to by the Company and the Manager or its affiliates;

                        J.            Legal fees;

                        K.           Trade association dues;

                        L.           The Company’s pro rata portion of fidelity bond, errors and omissions, and Director and officer liability insurance premiums; and

                        M.          The Company’s portion of the cost of any proxy voting service used on its behalf.

            4.         Compensation of the Manager.  The Company shall pay a management fee in cash to the Manager based upon a percentage of the value of the Company’s  net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of each month.

                        A.           For purposes of calculating such fee, the value of the net assets of the Company shall be determined in the same manner that the Company uses to compute the value of its net assets in connection with the determination of the net asset value of its shares.  The rate of the management fee payable by the Company shall be calculated daily at the following annual rates:

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1.000 of 1% of the value of the Company’s average daily net assets up to and including $1 billion; and

0.980 of 1% of the value of the Company’s average daily net assets over $1 billion up to and including $5 billion; and

0.960 of 1% of the value of the Company’s average daily net assets over $5 billion up to and including $10 billion; and

0.940 of 1% of the value of the Company’s average daily net assets over $10 billion up to and including $15 billion; and

0.920 of 1% of the value of the Company’s average daily net assets over $15 billion up to and including $20 billion; and

0.900 of 1% of the value of the Company’s average daily net assets over $20 billion.

                        B.           The management fee payable by the Company shall be reduced or eliminated to the extent that Franklin Templeton Financial Services, Inc. has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith.  The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Company’s expenses, as if such waiver or limitation were fully set forth herein.

                        C.           If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

            5.         Activities of the Manager.  The services of the Manager to the Company are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.  Subject to and in accordance with the Memorandum and Articles of Association of the Company, it is understood that the Sole Director, officers, agents and shareholders of the Company are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Company as directors, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Company as shareholders or otherwise; and that the effect of any such interests shall be governed by said Memorandum and Articles of Association and By-Laws.

            6.         Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in Section 2.C. of this Agreement, the Manager:

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                        (a)          shall conform with all applicable laws and regulations, and with any applicable procedures adopted by the Company’s Sole Director; and

                        (b)          will make available to the Company, promptly upon request, any of the Company’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Company are being conducted in a manner consistent with applicable laws and regulations.

            7.         Liabilities of the Manager.

                        A.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, neither the Manager nor any of its directors, officers or employees shall be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Company.

                        B.           Notwithstanding the foregoing, the Manager agrees to reimburse the Company for any and all costs, expenses, and counsel and Director’s fees reasonably incurred by the Company in the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Company incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control); or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders.  The Manager shall not be obligated pursuant to the provisions of this Subparagraph 7.B., to reimburse the Company for any expenditures related to the institution of an administrative proceeding or civil litigation by the Company or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters.  So long as this Agreement is in effect, the Manager shall pay to the Company, as relevant, the amount due for expenses subject to this Subparagraph 7.B. within thirty (30) days after a bill or statement has been received by the Manager therefore.  This provision shall not be deemed to be a waiver of any claim the Company may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Company or for costs, expenses or damages the Company may hereafter incur which are not reimbursable to it hereunder.

            8.         Renewal and Termination.

                        A.           This Agreement shall become effective on the date written below and, with respect to the provisions relating to the Company, shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually by the Sole Director of the Company.

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                        B.           This Agreement:

                                       (i)           may at any time be terminated without the payment of any penalty, with respect to the Company, by the Sole Director of the Company, upon sixty (60) days’ written notice to the Manager;

                                       (ii)          shall not be assigned without the consent of the Company; and

                                       (iii)         may be terminated by the Manager on sixty (60) days’ written notice to the Company.

                        C.           As used in this Paragraph the terms “assignment,” shall have the meanings set forth for any such terms in the Advisers Act.

                        D.           Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

            9.         Severability.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            10.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

    11.       Limitation of Liability.  Each party acknowledges and agrees that all obligations of the Company under this Agreement are binding only with respect to the assets of the Company; that any liability of the Company under this Agreement with respect to the Company, or in connection with the matters contemplated herein with respect to the Company, shall be discharged only out of the assets of the Company; that no other series of the Company shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Company, the directors, officers, employees or agents of the Company, or from any other series of the Company.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on April 1, 2013.

MVGAF HOLDINGS CORPORATION

By:  /s/LAURA F. FERGERSON

            Laura F. Fergerson

Title:    President

FRANKLIN ADVISERS, INC.

By:  /s/EDWARD B. JAMIESON

            Edward B. Jamieson

Title:    President & Chief Investment Officer